Exhibit 99

FOR IMMEDIATE RELEASE

TARGET CORPORATION JANUARY SALES INCREASE 0.8 PERCENT

MINNEAPOLIS, February 5, 2009 — Target Corporation (NYSE:TGT) today reported that its net retail sales for the four weeks ended January 31, 2009 increased 0.8 percent to $4,138 million from $4,106 million for the four weeks ended February 2, 2008. On this same basis, January comparable-store sales declined 3.3 percent.

“January sales were in line with our planned range for the month,” said Gregg Steinhafel, chairman, president and chief executive officer of Target Corporation. “As stated in our sales release last month, we expect our holiday season markdowns and anticipated additions to our accounts receivable allowance to put additional pressure on our fourth quarter profitability. The magnitude of this pressure, combined with the continued effects of our adverse sales mix and the impact of the workforce reduction announced last week, will lead our fourth quarter earnings per share to be somewhat lower than the current median First Call estimate of 86 cents.”

		Total Sales	Comparable Stores % Change
	Sales	% Change	This Year	Last Year
	(millions)
January	$4,138	0.8	(3.3)	(1.1)

Quarter-to-date	$19,023	(1.6)	(5.9)	0.2

Year-to-date	$62,884	2.3	(2.9)	3.0

Target’s current sales disclosure practice includes a sales recording on the day of the monthly sales release. Consistent with this practice, a new message was recorded earlier today. The next sales recording is expected to be issued on Thursday, March 5, 2009. These recordings may be accessed by calling 612-761-6500.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about markdowns, additions to the accounts receivable allowance, profitability and earnings per share.  These statements are current only as of the date they are made and are subject to risks and uncertainties which could cause the company’s actual results to differ materially.  The most important risks and uncertainties are described in Exhibit (99)A to the company’s third quarter 2008 Form 10-Q.

Target Corporation’s retail segment includes large general merchandise and food discount stores and Target.com, a fully integrated on-line business. In addition, the company operates a credit card segment that offers branded proprietary and Visa credit card products. The company currently operates 1,681 Target stores in 48 states.

Target Corporation news releases are available at www.target.com.

Contact:

John Hulbert

(612) 761-6627

#  #  #